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                                                                    EXHIBIT 3.02

                                   eBAY INC.

                         CERTIFICATE OF DESIGNATION OF
                                PREFERRED STOCK


     eBay Inc., a Delaware corporation (the "Corporation"), does hereby certify that pursuant to the authority contained in Article IV of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the Delaware General Corporation Law, the Corporation's Board of Directors has duly adopted the following resolution creating three separate series of Preferred Stock designated as Series A Preferred Stock, Series B Preferred Stock and Series B1 Preferred Stock.

     RESOLVED, that the Corporation hereby designates and creates three (3) separate series of the authorized Preferred Stock designated respectively, as Series A Preferred Stock, Series B Preferred Stock and Series B1 Preferred Stock as follows:

     A. Of the six million (6,000,000) shares of Preferred Stock, par value $0.001, authorized to be issued by the Corporation, one million six hundred seventy-six thousand, four hundred seventy-five (1,676,475) are hereby designated as "Series A Preferred," one million four hundred thousand (1,415,416) shares are hereby designated as "Series B Preferred" and one million four hundred thousand (1,415,416) shares are hereby designated as "Series B1 Preferred." Any shares of Series A Preferred, Series B Preferred or Series B1 Preferred that are acquired by the Corporation, whether by redemption, purchase, conversion or otherwise, so that such shares are issued but not outstanding, may not be reissued as shares of any such series or as shares of the class of Preferred Stock. Upon the retirement of any such shares and the filing of a certificate of retirement pursuant to Sections 103 and 243 of the Delaware General Corporation Law with respect thereto, the shares of such series shall be eliminated and the number of shares of Preferred Stock shall be reduced accordingly. The rights, preferences, privileges and restrictions granted to and imposed upon the respective classes and series of the Corporation's capital stock are set forth below in Article B. Nothing in this Article A shall limit the Board of Directors' ability to designate and establish the rights, preferences, privileges and restrictions of the remaining authorized but unissued Preferred Stock of the Corporation.

     B.   Rights, Preferences and Restrictions of Preferred Stock.  The rights,
          -------------------------------------------------------
preferences, restrictions and other matters relating to the Series A Preferred, Series B Preferred and Series B1 Preferred are as follows:

     1.   Dividends.
          ---------

          (a) The holders of Series B Preferred and Series B1 Preferred shall be entitled to receive, out of any funds legally available therefor, dividends on each outstanding share of Series B Preferred and Series B1 Preferred at an annual rate of $0.30 per share of Series B Preferred and Series B1 Preferred held by them, adjusted for any combinations, consolidations,
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subdivisions, or stock splits with respect to such shares, payable when and as declared by the Board of Directors, in preference and priority to any payment of any dividend on any shares of Series A Preferred or Common Stock (other than those payable solely in Common Stock or involving the repurchase of shares of Common Stock from terminated employees, officers, directors, or consultants pursuant to contractual arrangements). The holders of Series A Preferred shall be entitled to receive, out of any funds legally available therefor, dividends on each outstanding share of Series A Preferred at an annual rate of $0.05 per share of Series A Preferred held by them, adjusted for any combinations, consolidations, subdivisions, or stock splits with respect to such shares, payable when and as declared by the Board of Directors, in preference and priority to any payment of any dividend on any shares of Common Stock (other than those payable solely in Common Stock or involving the repurchase of shares of Common Stock from terminated employees, officers, directors, or consultants pursuant to contractual arrangements). The right to such dividends shall be cumulative as to the Series B Preferred and Series B1 Preferred and shall be non-cumulative as to the Series A Preferred. No right shall accrue to holders of Series A Preferred by reason of the fact that dividends on such shares are not declared or paid in any prior year whether or not the earnings of the Corporation in that prior year were sufficient to pay such dividends in whole or in part. No dividends shall be paid on the Common Stock or the Series A Preferred at a rate greater than the rate at which dividends are paid on the Series B Preferred and the Series B1 Preferred (based on the number of shares of Common Stock into which the Series B Preferred or the Series B1 Preferred, as the case may be, is convertible on the date the dividend is declared). In the event that the Corporation shall have declared but unpaid dividends outstanding immediately prior to, and in the event of, a conversion of Preferred Stock (as provided in Section 5 hereof), the Corporation shall, at the option of the holder, pay in cash to the holder(s) of Preferred Stock subject to conversion the full amount of any such dividends or allow such dividends to be converted into Common Stock in accordance with, and pursuant to the terms specified in,
Section 5 hereof.

          (b) Dividends shall be paid by forwarding a check, postage prepaid, to the address of each holder (or, in the case of joint holders, to the address of any such holder) of Series B Preferred, Series B1 Preferred, and Series A Preferred as shown on the books of the Corporation, or to such other address as such holder specified for such purpose by written notice to the Corporation. The forwarding of such check shall satisfy all obligations of the Corporation with respect to such dividends, unless such check is not paid upon timely presentation.

     2.   Liquidation Preference.  In the event of any liquidation, dissolution,
          ----------------------
or winding up of the Corporation (each a "Liquidation Event"), whether voluntary or involuntary, distributions to the stockholders of the Corporation shall be made in the following manner:

          (a) The holders of Series B Preferred and Series B1 Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock, by reason of their ownership of such stock, an amount per share equal to the sum of (i) $4.50 for each share of Series B Preferred and Series B1 Preferred then held by them, adjusted for any combinations, consolidations, subdivisions, or stock splits with respect to such shares, and (ii) all declared but unpaid dividends on such shares of Series B Preferred and Series B1 Preferred (the "Series B Preference"). If the assets and funds thus distributed among the holders of the Series B Preferred and Series B1 Preferred shall be

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insufficient to permit the payment to such holders of the full aforesaid Series
B Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred and Series B1 Preferred in proportion to the number of shares of Series B Preferred and Series B1 Preferred held by each holder.

          (b) After payment has been made to the holders of the Series B Preferred and Series B1 Preferred of the full Series B Preference pursuant to paragraph (a) above, each holder of Series A Preferred shall be entitled to receive prior and in preference to any distribution to the holders of Common Stock, an amount equal to $0.59650 (the "Original Series A Issue Price") for each share of Series A Preferred then held by such holder plus an amount equal to all declared but unpaid dividends on such shares of Series A Preferred (the "Series A Preference"). If upon the occurrence of a Liquidation Event the assets and funds available to be distributed among the holders of the Series A Preferred shall be insufficient to permit the payment to such holders of the full Series A Preference, then the entire assets and funds of the Corporation legally available for distribution to such holder shall be distributed ratably based on the number of shares of Series A Preferred held by each holder.

          (c) After payment has been made to the holders of the Series A Preferred, the Series B Preferred, and the Series B1 Preferred of the full amounts to which they are entitled pursuant to paragraphs (a) and (b) above, the remaining assets and funds of the Corporation available for distribution shall be distributed ratably among all holders of Series B Preferred, Series B1 Preferred, and Common Stock based on the number of shares of Common Stock held by each holder (assuming conversion of all Series B Preferred and Series B1 Preferred). Notwithstanding the foregoing sentence, the right to receive the remaining assets as so described shall cease as to the holders of Series B Preferred and Series B1 Preferred at such time as the holders of Series B Preferred and Series B1 Preferred receive an aggregate of $9.00 per share (including amounts previously paid as the Series B Preference).

          (d) For purposes of this Section 2, any transaction or series of transactions, including without limitation a merger, consolidation, or other corporate reorganization of the Corporation with or into any other corporation or corporations in which more than fifty percent (50%) of the outstanding voting power of this corporation is disposed of or transferred, a sale of all or substantially all of the assets of the Corporation or a liquidation or winding up, shall be treated as a Liquidation Event, irrespective of the form of payment made in such transaction or series of transactions.

          (e) Nothing in this Section 2 shall affect in any way the right of each holder of Series A Preferred, Series B Preferred, and Series B1 Preferred to convert such shares at any time and from time to time into Common Stock in accordance with Section 5 hereof. If any holder of Series A Preferred, Series B Preferred, or Series B1 Preferred would have received greater consideration as a result of the Liquidation Event if such holder had converted its shares of Series A Preferred, Series B Preferred, or Series B1 Preferred, as applicable, into Common Stock in accordance with Section 5 hereof immediately prior to the Liquidation Event, then for purposes of distributing the consideration received in connection with the Liquidation Event to the stockholder of the Corporation pursuant to this Section 2, such holder shall be treated as if

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such holder had converted such shares of Series A Preferred, Series B Preferred, or Series B1 Preferred, as applicable, into Common Stock immediately prior to the Liquidation Event.

          (f) Each holder of Preferred Stock shall be deemed to have consented, so long as the Corporation is deemed a "foreign corporation" as defined under
Section 2115 of the California Corporations Code, for purposes of Section 502,503, and 506 of the California Corporations Code, to distributions made by the Corporation in connection with the repurchase at the original issue price by the Corporation of shares of Common Stock issued to or held by employees, officers, directors, or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to an agreement (whether now existing or hereafter entered into) providing for the right of said repurchase.

          (g) The value of securities and property paid or distributed pursuant to this Section 2 shall be computed at fair market value at the time of payment as determined by the Board of Directors in the good faith exercise of its reasonable business judgment, provided that (i) if such securities are listed on any established stock exchange or a national market system, their fair market value shall be the closing sales price for such securities as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), as reported in the Wall Street Journal or similar publication, and (ii) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the mean between the high bid and low asked prices for such securities on the date the value is to be determined (or if there are not quoted prices for such date, then for the last preceding business day on which there were quoted prices); and provided, further, that if the securities described in (i) or (ii) are subject to restrictions on transfer, the Board of Directors shall apply an appropriate discount in determining the value thereof.

     3.   Redemption Rights.
          -----------------

          (a)  Series A Preferred.  The Series A Preferred shall be
               ------------------
nonredeemable.

          (b)  Series B Preferred.  At the election in writing of the holders of
               ------------------
not less than sixty-six and two-thirds percent (66-2/3%) of the outstanding shares of Series B Preferred and Series B1 Preferred, delivered to the Corporation at least sixty (60) days in advance by certified or registered mail, postage prepaid, the Corporation shall redeem, on the terms and conditions stated herein, out of funds legally available therefor, all of the Series B Preferred and Series B1 Preferred in three (3) annual installments beginning not earlier than January 1, 2003 (such date to be referred to as the "Initial Redemption Date"), and continuing thereafter on the first and second anniversaries of the Initial Redemption Date (each a "Series B Redemption Date"), by paying in cash therefor a sum equal to $3.00 per share (the "Original Series B Issue Price") for each share of Series B Preferred and Series B1 Preferred, plus an amount equal to all accumulated but unpaid dividends from the date on which the first share of Series B Preferred was issued (the "Original Issue Date") to the applicable Series B Redemption Date (the "Series B Redemption Price"). The number of shares of Series B Preferred and Series B1 Preferred that the Corporation shall be required to redeem under this paragraph
(b) on any one Series B Redemption Date shall be equal to the amount determined by dividing (x) the aggregate number of shares of Series B Preferred and Series B1 Preferred outstanding immediately prior to that

                                       4
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Series B Redemption Date by (y) the number of remaining Series B Redemption
Dates (including the Series B Redemption Date to which such calculation applies).

          (c) In the event that the Corporation is unable to redeem the full number of shares of Series B Preferred and Series B1 Preferred to be redeemed on any Series B Redemption Date, the shares not redeemed shall be redeemed by this Corporation as provided in this Section 3 as soon as practicable after funds are legally available therefor. Any redemption effected pursuant to this Section 3 shall be made ratably among the holders of the Series B Preferred and Series B1 Preferred in proportion to the aggregate Series B Redemption Price to which each holder is entitled under paragraph (b) of this Section 3.

          (d) If the holders of Series B Preferred and Series B1 Preferred have elected to have the shares of Series B Preferred and Series B1 Preferred that they hold redeemed as provided in paragraph (b) above, then at least thirty (30) but no more than sixty (60) days prior to each Redemption Date, the Corporation shall give written notice by certified or registered mail, postage prepaid, to all holders of outstanding Series B Preferred and Series B1 Preferred at the address last shown on the records of the Corporation for such holder, stating such Series B Redemption Date, the Series B Redemption Price, the then current conversion rate (as provided in Section 5(a)) for such shares, and the date of termination of the right to convert (which date shall not be earlier than twenty
(20) days after the written notice by the Corporation has been given) and shall call upon such holder to surrender to the Corporation on such Series B Redemption Date at the place designated in the notice such holder's certificate or certificates representing the shares to be redeemed. On or after the Series B Redemption Date stated in such notice, the holder of each share of Series B Preferred and Series B1 Preferred called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Series B Redemption Price for the shares surrendered. If less than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. If such notice of redemption shall have been duly given, and if on such Series B Redemption Date funds necessary for the redemption shall be available therefor, then, as to any certificates evidencing any Series B Preferred and Series B1 Preferred so called for redemption and not surrendered, all rights of the holders of such shares so called for redemption and not surrendered shall cease with respect to such shares, except only the right of the holders to receive the Series B Redemption Price for the Series B Preferred and Series B1 Preferred which they hold, without interest, upon surrender of their certificates therefor.

          (e) Notwithstanding anything herein to the contrary, if, on or prior to a Series B Redemption Rate (and after a redemption election has been made pursuant to this Section 3), the Corporation deposits, with any bank or trust company in the State of California having aggregate capital and surplus in excess of $100,000,000, as a trust fund, a sum sufficient to redeem on such Series B Redemption Date the shares called for redemption, with irrevocable instructions and authority to the bank or trust company to give the notice of redemption thereof (or to complete the giving of such notice if theretofore commenced) and to pay, on or after the Series B Redemption Date or prior thereto, the Series B Redemption Price of the shares to their respective holders upon the surrender of their share certificates, then from and after the date of the deposit (although prior to such Series B Redemption Date), the shares so called for

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redemption on such Series B Redemption Date (but not any subsequent Series B
Redemption Date) shall be redeemed. The deposit of such sum shall constitute full payment of such shares to their holders and from and after the date of the deposit such shares shall no longer be outstanding, and the holders thereof shall cease to be stockholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the Series B Redemption Price for the Series B Preferred and Series B1 Preferred called for redemption on such Series B Redemption Date without interest, upon the surrender of their certificates therefor and the right to convert said shares as provided herein at any time up to but not after the close of business on the fifth day prior to the Series B Redemption Date of such shares (which conversion date will not be earlier than twenty (20) days after the written notice of redemption has been given). Any monies so deposited on account of the Series B Redemption Price of the Series B Preferred and Series B1 Preferred converted into Common Stock subsequent to the making of such deposit shall be repaid to the Corporation forthwith upon the conversion of such Series B Preferred and Series B1 Preferred. Any interest accrued any funds so deposited shall be the property of, and paid to, the Corporation. If the holders of Series B Preferred and Series B1 Preferred so called for redemption shall not, at the end of two (2) years after the applicable Series B Redemption Date, have claimed any funds so deposited, such bank or trust company shall thereupon pay over to the Corporation such unclaimed funds, and such bank or trust company shall thereafter be relieved of all responsibility in respect thereof to such holders and such holders shall look only to the Corporation for payment of the Series B Redemption Price for the Series B Preferred and Series B1 Preferred which they hold.

     4.   Voting Rights.
          -------------

          (a) Except as otherwise required by law or hereunder, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock could be converted at the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Fractional votes by the holders of Preferred Stock shall not, however be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number (with one half being rounded upward). Holders of Common Stock and Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation.

          (b) Notwithstanding the provisions of paragraph (a), at each annual or special meeting called for the purpose of electing directors, the holders of the Series B Preferred and Series B1 Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors, and the holders of the Series A Preferred and Common Stock, voting together as a single class, shall be entitled to elect two (2) members of the Board of Directors. The remaining directors will be elected by the holders of Preferred Stock and the holders of Common Stock voting together as a single class on an as-converted into Common Stock basis.

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In the case of any vacancy in the office of a director elected by a specified group of stockholders, a successor shall be elected to hold office for the unexpired term of such director by the affirmative vote of a majority of the shares of such specified group given at a special meeting of such stockholders duly called or by an action by written consent for that purpose. Subject to
Section 303 of the California Corporations Code, but only so long as the Corporation is deemed a "foreign corporation" as defined under Section 2115 of the California Corporations Code, any director who shall have been elected by a specified group of stockholders may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the holders of a majority of the shares of such specified group, given at a special meeting of such stockholders duly called or by an action by written consent for that purpose, and any such vacancy thereby created may be filled by the vote of the holders of a majority of the shares of such specified group represented at such meeting or in such consent.

     5.   Conversion.  The holders of the Preferred Stock shall have conversion
          ----------
rights as follows (the "Conversion Rights"):

          (a)  Right to Convert.  Each share of Preferred Stock shall be
               ----------------
convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such Preferred Stock into such number of fully-paid and non-assessable shares of Common Stock as (i) in the case of the Series A Preferred is determined by dividing the Original Series A Issue Price by the Series A Conversion Price, determined as hereinafter provided, in effect at the time of conversion, (ii) in the case of the Series B Preferred as determined by dividing the Original Series B Issue Price by the Series B Conversion Price, determined as hereinafter provided, in effect at the time of conversion, and (iii) in the case of the Series B1 Preferred is determined by dividing the Original Series B Issue Price by the Series B1 Conversion Price. The Initial Series A Conversion Price shall be $0.59650 per share, the initial Series B Conversion Price shall be $3.00 per share, and the Initial Series B1 Preferred Conversion Price shall be $3.00 per share. Each of these Conversion Prices shall be subject to adjustment as provided in accordance with Section 5(d) of this Article B.

          (b)  Automatic Conversion.  Each share of Series A Preferred, Series B
               --------------------
Preferred, and Series B1 Preferred shall automatically be converted into shares of Common Stock at the then effective Conversion Price for such series of Preferred Stock upon the earlier of: (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public with aggregate proceeds to the Company in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000) (before deduction for underwriters commissions and expenses) and a per share price not less than $12.00 (appropriately adjusted for any stock combination, stock split, stock dividend, recapitalization, or other similar transaction) and (ii) the date on which a total of two-thirds of the shares of such series of Preferred Stock originally issued have been converted into shares of Common Stock (each such event is an "Automatic Conversion"). In the event of an Automatic Conversion of the Preferred Stock upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

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          (c)  Mechanics of Conversion.  No fractional shares of Common Stock
               -----------------------
shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional shares to which the holder would otherwise be entitled, pay cash equal to such fraction multiplied by the then effective Conversion Price for such series of Preferred Stock. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at such office that he or she elects to convert the same; provided, however, that in the event of an Automatic Conversion pursuant to Section 5(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of Automatic Conversion, on the date of closing of the offering or the date on which a total of two-thirds of the shares of such series of Preferred Stock originally issued have been converted into shares of Common Stock, as applicable, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (d)  Adjustments to Conversion Price.
               -------------------------------

               (i)  Adjustments for Dividends, Splits, Subdivisions,
                    ------------------------------------------------
Combinations, or Consolidation of Common Stock. In the event the outstanding
----------------------------------------------
shares of Common Stock shall be increased by stock dividend payable in Common Stock, stock split, subdivision, or other similar transaction occurring after the filing of this Certificate of Designation into a greater number of shares of Common Stock, the Conversion Price then in effect for each series of Preferred Stock shall, concurrently with the effectiveness of such event, be decreased in proportion to the percentage increase in the outstanding number of shares of Common Stock. In the event the outstanding shares of Common Stock shall be decreased by reverse stock split, combination, consolidation, or other similar transaction occurring after the filing of this Certificate of Designation into a lesser number of shares of Common Stock, the Conversion Price then in effect for each series of Preferred Stock shall, concurrently with the effectiveness of such event, be increased in proportion to the percentage decrease in the outstanding number of shares of Common Stock.

               (ii)  Adjustments for Other Distributions.  In the event the
                     -----------------------------------
Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 5, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 5 with respect to the rights of the holders of the Preferred Stock.

               (iii) Adjustments for Reclassification, Exchange and
                     ----------------------------------------------
Substitution. If the Common Stock issuable upon conversion of the Preferred
------------
Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than subdivision or combination of shares provided for above), the Conversion Price then in effect for each series of Preferred Stock shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such Preferred Stock immediately before that change.

               (iv)  Adjustment of Series B Conversion Price Upon Issuance of
                     --------------------------------------------------------
Additional Stock.  If on or after the Original Issue Date the Corporation shall
----------------
issue "Additional Stock" (as defined below) for a consideration per share less than the Series B Conversion Price then in effect on the date and immediately prior to such issue, then and in each such event, such Series B Conversion Price shall be reduced concurrently with such issue, to a price (calculated to three decimal places) determined by multiplying such Series B Conversion Price by a fraction (1) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including all shares of Common Stock issuable upon conversion of the outstanding Preferred Stock and upon exercise of outstanding stock options) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Stock so issued (or deemed to be issued) would purchase at such Series B Conversion Price; and (2) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue (including all shares of Common Stock issuable upon conversion of the outstanding Preferred Stock and upon exercise of outstanding stock options) plus the number of shares of Additional Stock so issued.

For purposes of this subsection (iv) "Additional Stock" shall mean all Common Stock issued by the Corporation after the Original Issue Date other than Common Stock issued or issuable at any time (1) upon conversion of the Preferred Stock,
(2) to officers, directors, and employees of, and consultants to, the Corporation after the Original Issue Date as designated and approved by the Board of Directors but not to exceed 2,700,000 shares (net of repurchases and option expirations); (3) in connection with equipment leasing or commercial lending or financing transactions approved by the Corporation's Board of Directors so long as such transactions are not primarily for equity financing purposes; (4) as described in subparagraphs (i), (ii) and (iii) of this Section 5(d).

          For the purpose of making any adjustment in the Series B Conversion Price as provided above, the consideration received by the Corporation for any issue or sale of Common Stock will be computed:

               (1) to the extent it consists of cash, as the amount of cash received by the Corporation before deduction of any offering expenses payable by the Corporation and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Corporation in connection with such issue or sale;

               (2) to the extent it consists of property other than cash, at the fair market value of that property as determined in good faith by the Corporation's Board of Directors in accordance with the provisions of Section 2(g); and

               (3) if Common Stock is issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Common Stock.

     If the Corporation (1) grants any rights or options to subscribe for, purchase, or otherwise acquire shares of Common Stock, or (2) issues or sells any security convertible into shares of Common Stock, then, in each case, the price per share of Common Stock issuable on the exercise of the rights or options or the conversion of the securities will be determined by dividing the total amount, if any, received or receivable by the Corporation as consideration for the granting of the rights or options or the issue or sale of the convertible securities, plus the minimum aggregate amount of additional consideration payable to the Corporation on exercise or conversion of the securities, by the maximum number of shares of Common Stock issuable on the exercise of conversion. Such granting or issue or sale will be considered to be an issue or sale for cash of the maximum number of shares of Common Stock issuable on exercise or conversion at the price per share determined under this subsection, and the Series B Conversion Price will be adjusted as above provided to reflect (on the basis of that determination) the issue or sale. No further adjustment of the Series B Conversion Price will be made as a result of the actual issuance of shares of Common Stock on the exercise of any such rights or options or the conversion of any such convertible securities.

     Upon the redemption or repurchase of any such securities or the expiration or termination of the right to convert into, exchange for, or exercise with respect to, Common Stock, the Series B Conversion Price will be readjusted to such price as would have been obtained had the adjustment made upon their issuance been made upon the basis of the issuance of only the number of such securities as were actually converted into, exchanged for, or exercised with respect to, Common Stock. If the purchase price or conversion or exchange rate provided for in any such security changes at any time, then, upon such change becoming effective, the Series B Conversion Price then in effect will be readjusted forthwith to such price as would have been obtained had the adjustment made upon the issuance of such securities been made upon the basis of (1) the issuance of only the number of shares of Common Stock theretofore actually delivered upon the conversion, exchange or exercise of such securities, and the total consideration received therefor, and (2) the granting or issuance, at the time of such change, of any such securities then still outstanding for the consideration, if any, received by the Company therefor and to be received on the basis of such changed price or rate.

     No adjustment to the Series A Conversion Price or the Series B1 Conversion Price shall be made in respect of the issuance, or deemed issuance, of Additional Stock.

          (e)  No Impairment.  Except as provided in Section 7, the Corporation
               -------------
will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

          (f)  Certificate as to Adjustments.  Upon the occurrence of each
               -----------------------------
adjustment or readjustment of the Conversion Price of each series of Preferred Stock pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock.

          (g)  Notices of Record Date.  In the event that this Corporation shall
               ----------------------
propose at any time:

               (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock, or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

               (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series of other rights;

               (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

               (iv) to merge or consolidate with or into any other corporation, or sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve, or wind up; then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock:

                      (1) at least 20 days' prior written notice of the date on which a record shall be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                      (2)  in the case of the matters referred to in (iii) and
(iv) above, at least 20 days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

     Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred Stock at the address for each such holder as shown on the books of this Corporation.

          (h)  Issue Taxes.  The Corporation shall pay any and all issue and
               -----------
other taxes (other than income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

          (i)  Reservation of Stock Issuable Upon Conversion.  The Corporation
               ---------------------------------------------
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to its Certificate of Incorporation.

          (j)  Status of Converted Stock.  In case any series of Preferred Stock
               -------------------------
shall be converted pursuant to this Section 5, the shares so converted shall resume the status of authorized but unissued shares of Preferred Stock undesignated as to series.

     6.   Special Mandatory Conversion.
          ----------------------------

          (a) At any time following the Original Issue Date, if (i) any holder of shares of Series B Preferred is entitled to exercise the right of first refusal as set forth in Section 5 of that certain Investor Rights Agreement dated as of June 20, 1997 (the "Right of First Refusal") with respect to an equity financing of the Corporation at a price per share which is less than the then current Series B Conversion Price (the "Equity Financing"), (ii) the Corporation has complied with its obligations under the Right of First Refusal in respect thereof, and (iii) such holder (a "Non-Participating Holder") does not by exercise of such holder's Right of First Refusal acquire its Pro Rata Share (as defined in the Investor Rights Agreement) offered in such Equity Financing (a "Mandatory Offering"), then all of such holder's shares of Series B Preferred shall automatically and without further action on the part of such holder be converted into an equivalent number of shares of Series B1 Preferred, effective immediately prior to the consummation of the Mandatory Offering (the "Mandatory Offering Date"), provided, however, that no such conversion shall occur in connection with a particular Equity Financing if, pursuant to the written request of the Corporation, the Right of First Refusal with respect to such Equity Financing is waived; provided further, however, that no such conversion shall occur in connection with a particular Equity Financing with respect to a particular holder of shares of Series B Preferred if, pursuant to the written request of the Corporation, such holder agrees in writing to waive his or its Right of First Refusal with respect to such Equity Financing and pursuant to the written request of the Corporation, each other holder of shares of Series B Preferred agrees in writing that such particular holder of shares of Series B Preferred may waive his or its Right of First Refusal with respect to such Equity Financing. Upon conversion pursuant to this Section 6, the shares of Series B Preferred so converted shall be canceled and not subject to reissuance.

          (b) The holder of any shares of Series B Preferred converted pursuant to Section 6(a) hereof shall deliver to the Corporation during regular business hours at the office of any transfer agent of the Corporation for the Preferred Stock, or at such other place as may be designated by the Corporation, the certificate or certificates for the shares so converted, duly endorsed or assigned in blank or to the Corporation. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of the Series Bl Preferred to which such holder is entitled. The person in whose name the certificate for such shares of Series B1 Preferred is to be issued shall be deemed to have become a stockholder of record on the Mandatory Offering Date unless the transfer books of the Corporation are closed on that date, in which event he or it shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open.

          (c) In the event that any shares of Series B1 Preferred are issued, concurrently with such issuance, the Corporation shall use its best efforts to take all such action as may be required, including amending the Certificate of Incorporation, (i) to cancel all authorized shares of Series B1 Preferred that remain unissued after such issuance, (ii) to create and reserve for issuance upon Special Mandatory Conversion of the Series B Preferred a new series of Preferred Stock equal in number to the number of shares of Series B1 Preferred so canceled and designated Series B2 Preferred, with the designations, powers, preferences, and rights and the qualifications, limitations and restrictions identical to those then applicable to the Series B Preferred, except that the Conversion Prices for such shares of Series B2 Preferred once initially issued shall be the Conversion Prices in effect for the Series B Preferred immediately prior to such issuance and shall no longer be subject to adjustment under
Section 5(d)(iv) hereof, and (iii) to amend the provisions of this Section 6 to provide that any subsequent Special Mandatory Conversion will be into shares of Series B2 Preferred rather than Series B1 Preferred. The Corporation shall take the same actions with respect to the Series B2 Preferred, and each subsequently issued series of Preferred Stock upon initial issuance of shares of the last such series to be authorized.

     7.   Covenants.  In addition to any other rights provided by law, this
          ---------
Corporation shall not without first obtaining the affirmative vote or written consent of the holders of not less than two-thirds of the outstanding shares of Series B Preferred and Series B1 Preferred:

          (a) amend or repeal any provision of, or add any provision to, this Corporation's Certificate of Incorporation, this Certificate of Designation or Bylaws if such action would adversely alter or change the preferences, rights, privileges, or powers of, or the restrictions provided for the benefit of or imposed upon, the Series B Preferred or the Series B1 Preferred;

          (b) increase the authorized number of shares of Preferred Stock, of the Series B Preferred, or of the Series B1 Preferred;

          (c) authorized or issue shares of any class or series of stock having any rights, preferences or privileges superior to or on a parity with any rights, preferences or privileges of the Series B Preferred or the Series B1 Preferred;

          (d)  authorize or approve a Liquidation Event;

          (e)  pay or declare any dividends on the Common Stock or Preferred
Stock;

          (f) repurchase or acquire any shares of Common Stock other than pursuant to the terms of any equity incentive agreement with a service provider giving the Corporation the right to repurchase shares upon the termination of such services; or

          (g)  increase the authorized number of directors.

     IN WITNESS WHEREOF, said Corporation has caused this Certificate of Designation to be signed and attested by its duly authorized officers this 13 day of March, 1998.

                                 /s/ Gary Bengier
                                 ----------------
                                 Gary Bengier,
                                 Vice President and Chief Financial Officer


ATTEST:



/s/ Matthew P. Quilter
----------------------
Matthew P. Quilter, Secretary


       [SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION OF PREFERRED STOCK]